UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SANDRIDGE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SANDRIDGE ENERGY, INC.

1 E. Sheridan Ave., Suite 500

Oklahoma City, Oklahoma 73104

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2024

To the Stockholders of Sandridge Energy, Inc.:

This proxy statement supplement, dated May 10, 2024 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A of Sandridge Energy, Inc. (the “Company”), dated May 6, 2024 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on June 12, 2024 (the “Annual Meeting”).

The Company is supplementing the Proxy Statement to clarify the voting standards applicable to Proposal 4 described therein.

Accordingly, the Proxy Statement is hereby supplemented such that the following text replaces, in its entirety, the first sentence of the first paragraph under the heading “What vote is required to approve the Extension of the Tax Benefits Preservation Plan?” on page 4 of the Proxy Statement:

“A majority of shares present in person or represented by proxy and that are entitled to vote on this proposal at the Annual Meeting must be cast FOR the proposal in order for it to be approved. Broker non-votes will have no effect on this proposal. Abstentions will be the equivalent of a vote against this proposal.”

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT OR THE PROXY CARD AND THEY CONTINUE TO BE IN FULL FORCE AND EFFECT AS ORIGINALLY FILED.

Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Grayson Pranin President and Chief Executive Officer

May 10, 2024

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